UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                             (Amendment No.    )*

                           TELECOM COMMUNICATIONS INC.

                               (Name of Issuer)

                                 Common Stock

                        (Title of Class of Securities)

                                  879274 10 8

                                 (CUSIP Number)

                               January 1, 2003

            (Date of Event Which Requires Filing of this Statement)

                                  Aaron Tsai
                           c/o MAS Financial Corp.
                            17 N. Governor St.
                          Evansville, Indiana 47711
                                 (812) 425-1050

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [_] Rule 13d-1(b)
     [x] Rule 13d-1(c)
     [_] Rule 13d-1(d)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
CUSIP No.: 879274 10 8
--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   MAS Capital Inc.
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   31-1678027
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [_]

                                                            (b) [_]
--------------------------------------------------------------------------------
3  SEC USE ONLY
--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   Indiana
--------------------------------------------------------------------------------
                                   5  SOLE VOTING POWER
                                      977,600
NUMBER OF SHARES
--------------------------------------------
  BENEFICIALLY                     6  SHARED VOTING POWER
   OWNED BY
     EACH
--------------------------------------------
   REPORTING                       7  SOLE DISPOSITIVE POWER
    PERSON                            977,600
     WITH
--------------------------------------------
                                   8  SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   977,600
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [
]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    9.78%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.: 879274 10 8
--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   Aaron Tsai
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   ###-##-####
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [_]

                                                            (b) [_]
--------------------------------------------------------------------------------
3  SEC USE ONLY
--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   USA
--------------------------------------------------------------------------------
                                   5  SOLE VOTING POWER
                                      977,600
NUMBER OF SHARES
--------------------------------------------
  BENEFICIALLY                     6  SHARED VOTING POWER
   OWNED BY                           350
     EACH
--------------------------------------------
   REPORTING                       7  SOLE DISPOSITIVE POWER
    PERSON                            977,600
     WITH
--------------------------------------------
                                   8  SHARED DISPOSITIVE POWER
                                      350
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   977,950
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [
]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    9.78%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.: 879274 10 8
--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   John Tsai
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   ###-##-####
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [_]

                                                            (b) [_]
--------------------------------------------------------------------------------
3  SEC USE ONLY
--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   USA
--------------------------------------------------------------------------------
                                   5  SOLE VOTING POWER
                                      0
NUMBER OF SHARES
--------------------------------------------
  BENEFICIALLY                     6  SHARED VOTING POWER
   OWNED BY                           350
     EACH
--------------------------------------------
   REPORTING                       7  SOLE DISPOSITIVE POWER
    PERSON                            0
     WITH
--------------------------------------------
                                   8  SHARED DISPOSITIVE POWER
                                      350
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   350
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [
]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    0.004%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    IN
--------------------------------------------------------------------------------

Item 1.

          (a)  Name of Issuer: Telecom Communications Inc.

          (b)  Address of Issuer's Principal Executive Offices:

               17 N. Governor St.
               Evansville, IN 47711
Item 2.

          (a)  Name of Person Filing: MAS Capital Inc., Aaron Tsai and John
               Tsai

               (MAS Capital Inc. is controlled by Aaron Tsai. John Tsai is the brother of Aaron Tsai)

          (b)  Address of Principal Business Office:

               MAS Capital Inc., Aaron Tsai and John Tsai:
               c/o MAS Financial Corp.
               17 N. Governor St.
               Evansville, IN 47711

          (c)  Citizenship: MAS Capital Inc. - Indiana, Aaron Tsai - USA.
                            John Tsai - USA

          (d)  Title of Class of Securities: Common Stock

          (e)  CUSIP Number: 879274 10 8

Item 3.   Not Applicable.

Item 4.   Ownership

          (a)  Amount Beneficially Owned: 977,950

          (b)  Percent of Class:  9.78%

          (c)  Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote   977,600

               (ii)   shared power to vote or to direct the vote   350

               (iii)  sole power to dispose or to direct the disposition of

                      977,600

               (iv)   shared power to dispose or to direct the disposition of
                      350

Item 5.  Ownership of Five Percent or Less of a Class

         Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group

         Not Applicable.

Item 9.  Notice of Dissolution of a Group

         Not Applicable.

Item 10. Certification

         Not Applicable.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       January 1, 2003

                                       MAS Capital Inc.

                                       By: /s/ Aaron Tsai
                                       ----------------------------------
                                       Aaron Tsai
                                       President


                                       By: /s/ Aaron Tsai
                                       ----------------------------------
                                       Aaron Tsai


                                       By: /s/ John Tsai
                                       ----------------------------------
                                       John Tsai